Exhibit 99.1

CervoMed Presents New Plasma Biomarker Data That Indicates Neflamapimod Broadly Improves Neuroinflammation and Neurodegeneration in
Dementia with Lewy Bodies (DLB)

1st of two presentations with results from Phase 2b study of neflamapimod at the 18th Clinical Trials on Alzheimer's Disease (CTAD) Conference

Data demonstrates neflamapimod treatment led to significant reductions in plasma glial fibrillary acidic protein (GFAP), a key marker of neuroinflammation-associated neurodegeneration, and increased beta amyloid (Ab) 42/40 ratio in DLB

Correlation of the effects of neflamapimod on plasma GFAP with positive treatment response, as assessed by CDR-SB, support neflamapimod mechanism of action and suggest it may act on underlying disease

BOSTON, December 2, 2025 — CervoMed Inc. (NASDAQ: CRVO), a clinical-stage biotechnology company developing treatments for age-related brain disorders, has shared new data from the Phase 2b RewinD-LB trial demonstrating neflamapimod treatment led to a significant reduction in the widely used neurodegeneration biomarker plasma GFAP and an increase in Ab42/40 ratio, an inverse marker of neuroinflammation and amyloidogenesis. In addition, neflamapimod treatment showed a trend towards reducing plasma neurofilament light (NfL) chains levels.

These data were presented on December 1, 2025, at the 18th Clinical Trials on Alzheimer's Disease (CTAD) Conference in San Diego, California. A second presentation will take place in an oral late-breaking session at the conference on December 4th, 2025, in which Dr. John-Paul Taylor, MBBS, MRCPsych, PhD, Professor of Translational Dementia Research at Newcastle University, will provide the clinical outcome results from RewinD-LB.

“The reduction in plasma GFAP levels and the increase in the Ab42/40 ratio, as well as the signal of activity on NfL chain levels indicates to me that neflamapimod broadly improves the neuroinflammatory and neurodegenerative profile in the brain of DLB patients,” said Charlotte Teunissen, PhD, Professor of Neurochemistry at Amsterdam University Medical Center and global leader in the development and validation of fluid biomarkers for neurodegenerative diseases. understanding and treating. “The correlation between the clinical benefit of neflamapimod treatment and plasma GFAP both validates plasma GFAP as a biomarker of neurodegenerative disease activity in DLB and strengthens the conclusions of neflamapimod’s clinical effects. It is encouraging to see that we are making progress in understanding and treating this devastating disease.”

“The biomarker data presented at CTAD reinforces the results of our previous Phase 2a study and demonstrates a significant correlation between the reduction of plasma GFAP and the slowing of clinical progression in people with DLB,” said Dr. John Alam, Chief Executive Officer of CervoMed. “These results highlight the utility of biomarkers such as plasma GFAP and the Aβ42/40 ratio in DLB and suggest that neflamapimod may be acting on the underlying disease process. Together, these findings further strengthen our confidence as we move toward our upcoming Phase 3 trial.”

DLB is the second most common progressive dementia after Alzheimer’s disease (AD), affecting millions worldwide, and has no approved treatments in the United States or European Union. DLB progresses more rapidly than AD, with average time from diagnosis to requiring nursing home care being two years.

Treatment Benefit Associated with Biomarker Measurements

In DLB, there are multiple biomarkers that have been shown to be closely associated with the underlying disease process and progression of neuronal dysfunction and loss. GFAP is widely recognized as an indicator of astrocyte degeneration and reactivity, and GFAP levels become elevated as patients with DLB progress. Lower Aβ42/40 ratios have been demonstrated to be associated with increased amyloid plaque burden.

The RewinD-LB Phase 2b study was comprised of an initial, randomized phase comparing neflamapimod to placebo, followed by an open-label, neflamapimod-only extension phase, or the Extension. Based on the results of the Phase 2a study and extensive published literature documenting GFAP as a key biomarker of neurodegeneration, change in plasma GFAP was prospectively defined as the biomarker endpoint. In the randomized phase of the Phase 2b, patients did not achieve expected plasma drug concentration levels with the neflamapimod capsules used (DP Batch A), and neflamapimod did not demonstrate a statistically significant improvement on the study’s primary clinical endpoint, nor on plasma GFAP levels. The lower–than-expected bioavailability was subsequently determined to be related to the age of the capsules used during this phase of the study.

In the extension phase, a group of participants received a new batch of capsules that enabled them to achieve target plasma concentration levels (DP Batch B). Outcomes in participants receiving DP Batch B during the extension phase were compared with participants who received DP Batch A during the extension phase, which served as a control arm, as well to outcomes in the same participants during the randomized phase in those who received placebo initially.

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During the 32 weeks of the Extension there was a significant reduction in plasma GFAP levels in participants who received DP Batch B (median -16.0, IQR: -35, +6.7; p<0.0001 for change from start to Week 32 of the Extension).

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Change in plasma GFAP over 32 weeks was significantly lower during treatment with DP Batch B (mean -16.7 pg/mL) compared to change in the same participants during placebo administration (mean +5.8 pg/mL) over 16 weeks (median difference = -23.5 pg/mL, p=0.016, Wilcoxon rank sum test). This analysis was restricted to the patients (N=48) who received placebo during the randomized period and then received DP Batch B during the Extension,

●	The reduction in plasma GFAP associated with neflamapimod treatment was positively correlated to change in CDR-SB over the 32 weeks of the extension phase (r=.35, p=0.036).
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32 weeks of treatment during the extension with neflamapimod also significantly increased Ab42/40 ratio (p<0.001 compared to start of extension) and showed a trend towards reducing NfL levels. In line with the recent published literature regarding NfL levels in patients with DLB, and in contrast to amyotrophic lateral sclerosis (ALS) and frontotemporal dementia (FTD), NfL levels were only minimally elevated in the RewinD-LB at study entry, which provided insufficient signal to definitively demonstrate treatment effects on NfL in this context.

About the RewinD-LB Phase 2b Trial in Dementia with Lewy Bodies
The initial phase of RewinD-LB was a randomized, 16-week, double-blind, placebo-controlled clinical trial evaluating oral neflamapimod (40mg TID) in 159 participants with DLB, followed by a 32-week neflamapimod-only treatment extension phase. Patients with AD co-pathology, as assessed by plasma ptau181 levels, were excluded from the trial. The primary endpoint in the trial is change in the CDR-SB, and secondary endpoints include the ADCS-CGIC, the Timed Up and Go test, and a cognitive test battery. The RewinD-LB trial was funded primarily by a $21.3 million grant from the National Institutes of Health’s National Institute on Aging, disbursed over the course of the trial as costs were incurred. The trial included 43 sites across in the United States, the United Kingdom, and the Netherlands.

About Dementia with Lewy Bodies

DLB is the second most common progressive dementia after AD, affecting millions worldwide. Patients may experience a combination of decline in cognitive function, cognitive fluctuations, visual hallucinations, and sleep disorders, as well as motor symptoms similar to Parkinson’s disease. There are no approved treatments for DLB in the United States or European Union, and the current standard-of-care therapies only temporarily relieve symptoms.

About CervoMed

CervoMed is a clinical-stage company developing treatments for age-related brain disorders. Its lead drug candidate, neflamapimod, is an oral, small molecule targeting critical disease processes underlying degenerative disorders of the brain by inhibiting a key enzyme involved in neuroinflammation and neurodegeneration. CervoMed’s recently completed Phase 2b RewinD-LB trial evaluated neflamapimod in DLB patients who have a low likelihood of AD co-pathology, and the Company plans to initiate a global, pivotal Phase 3 trial in the same patient population in the second half of 2026.

About Neflamapimod
Neflamapimod is an investigational, orally administered small-molecule drug that readily crosses the blood–brain barrier and selectively inhibits the alpha isoform of p38 MAP kinase, a key driver of neuroinflammation and synaptic dysfunction. By targeting the critical disease processes underlying degenerative disorders of the brain, neflamapimod has the potential to reverse synaptic dysfunction, improve neuron health, and slow or prevent disease progression. Neflamapimod is currently in clinical development for the treatment of DLB, recovery after ischemic stroke, and frontotemporal dementia.

In non-clinical studies, neflamapimod restored synaptic function within the basal forebrain cholinergic system, the brain region most affected in DLB. Across Phase 1 and 2 clinical trials involving more than 800 participants, the drug has been generally well tolerated and demonstrated consistent signals of efficacy. In the 91-patient Phase 2a AscenD-LB trial, neflamapimod significantly improved dementia severity and functional mobility in patients with DLB. Results from the 159-patient Phase 2b RewinD-LB trial, a 16-week randomized, double-blind, placebo-controlled trial followed by a 32-week open-label extension, further supported neflamapimod’s potential to deliver meaningful clinical benefit, improving both cognitive and functional outcomes and showing a positive effect on a key blood biomarker of neurodegeneration during the extension phase. Across both studies, the greatest benefits were observed in patients with “pure” DLB, those without AD co-pathology. Collectively, these findings underscore the therapeutic promise and scientific validity of neflamapimod as a potential treatment for DLB and other degenerative brain disorders.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to: the therapeutic potential of neflamapimod, including the degree of sustainability of any therapeutic effects and the meaningfulness of any correlation between any biomarker and clinical effects; the anticipated timing and achievement of clinical and development milestones, including the Company’s announcement of additional data or any meeting or correspondence between the Company and the FDA or other regulatory bodies; any other expected or implied benefits or results, including that any clinical results observed with respect to neflamapimod in the RewinD-LB trial will be replicated in later trials, including the Company’s planned Phase 3 clinical trial evaluating the efficacy and safety of neflamapimod in patients with DLB; the timing of the initiation of and the design and endpoints of, any potential future trials, including the Company’s planned Phase 3 clinical trial evaluating the efficacy and safety of neflamapimod in patients with DLB; the Company’s need to acquire sufficient funding for any Phase 3 trial of neflamapimod in DLB; expectations with respect to neflamapimod, including the timing of any regulatory submissions and potential approvals thereof, if any; the timing of the Company’s potential submission of an NDA, if any; and the potential market for any DLB treatment that may be approved in the future. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “might,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources, the availability of additional funds on acceptable terms, and the Company’s ability to continue as a going concern; the results of the Company’s clinical trials, including RewinD-LB; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the FDA; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (SEC) on March 17, 2025, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Contacts

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Investor Relations:

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